------------------                             U.S. SECURITIES AND EXCHANGE COMMISSION                  ----------------------------
| F  O  R  M   4 |                                     Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |--------------------------|
                                           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 |OMB Number       3235-0287|
[ ] Check this box if                                                                                   |Expires:  January 31, 2005|
    no longer Subject        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,    |Estimated avg. burden     |
    to Section 16.              Section 17(a) of the Public Utility Holding Company Act of 1935 or      |hours per response.....0.5|
                                         Section 30(f) of the Investment Company Act 1940               ----------------------------
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|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|     CapEx, L.P.                        | The Neptune Society, Inc. (NTUN)               |                                        |
|                                        |                                                |    Director           X 10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification   |4.Statement for Month/  |   Officer               Other          |
|                                        |  Number of Reporting  |  Day/Year              |---(give title below) ---(Specify below)|
|                                        |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |      03/13/03          |                                        |
|  518 17th Street, Suite 1700           |                       |                        |   ----------------------------------   |
|----------------------------------------|                       |------------------------|----------------------------------------|
|               (Street)                 |        --             |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Day/  |   (Check Applicable Line)              |
|                                        |                       |  Year)                 |                                        |
|                                        |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |          --            |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
| Denver                 CO      80202   |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.        |2A.         |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)        |Transact- |Deemed      |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                    |ion Date  |Execution   |(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                    |(Mo/Day/  |Date, if any|---------|-------------------------------|  Owned at End of|(D) |  (Instr. 4)        |
|                    |Yr)       |(Mo/Day/    |    |    |                |(A) |         |  Month          |or  |                    |
|                    |          |Yr)         |Code| V  |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |(I) |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|Common Stock        | 3/12/03  |            | P  |    |     38,059     | A  |  $0.65  |  1,283,910(1)   | D  |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    | 5/13/02  |            | P  |    |     64,488     | A  |  $1.08  |  1,231,564(1)   | D  |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
|--------------------|----------|------------|----|----|----------------|----|---------|-----------------|----|--------------------|
|                    |          |            |    |    |                |    |         |                 |    |                    |
|                    |          |            |    |    |                |    |         |                 |    |                    |
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Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 1474 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                      PAGE:  1 OF  2

FORM 4 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
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|1.        |2.     |3.   |3A.   |4.       |5.                 |6.           |7.                   |8.    |9.        |10. |11.      |
|Title of  |Conver-|Trans|Deemed|Trans-   |Number of          |Date         |Title and Amount     |Price |Number    |Own.|Nature   |
|Derivative|sion   |Date |Execu-|action   |Derivative         |Exercisable  |of Underlying        |of    |of        |Form|of In-   |
|Security  |or     |(Mon/|tion  |Code     |Securities         |and          |Securities           |Deriv-|Derivative|of  |direct   |
|(Instr. 3)|Exer-  | Day |Date, |(Instr.8)|Acquired (A)       |Expiration   |(Instr. 3 and 4)     |ative |Securities|Deri|Bene-    |
|          |cise   |Year)|if any|         |or Disposed of (D) |Date         |                     |Secur-|Benefi-   |Sec.|ficial   |
|          |Price  |     |(Mo/  |         |(Instr. 3, 4 and 5)|(Month/Day/  |                     |ity   |cially    |Dir.|Owner-   |
|          |of     |     | Day/ |         |                   |   Year)     |                     |(Instr|Owned at  |(D) |ship     |
|          |Deriv- |     | Year)|         |                   |-------------|---------------------|5)    |End of    |or  |(Instr.  |
|          |ative  |     |      |         |                   |      |      |          |Amount or |      |Month     |Ind.|4)       |
|          |Secur- |     |      |---------|-------------------|Date  |Exp.  |   Title  |Number of |      |(Instr. 4)|(I) |         |
|          |ity    |     |      |Code| V  |   (A)   |   (D)   |Exbl. |Date  |          |Shares    |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|Warrants  | $0.72 |3/12/|      | P  |    | 14,286  |         | 3/03 | 3/05 |Common    | 14,286   | (2)  |1,080,113 | D  |         |
|          |       | 03  |      |    |    |         |         |      |      |Stock     |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|Conver-   | $1.20 |5/13/|      | P  |    | 35,826  |         |9/30/ |3/31/ |Common    | 35,826   | (3)  |1,065,827 | D  |         |
|tible     |       | 02  |      |    |    |         |         | 02   | 04   |Stock     |          |      |          |    |         |
|Debentures|       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|----------|-------|-----|------|----|----|---------|---------|------|------|----------|----------|------|----------|----|---------|
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
|          |       |     |      |    |    |         |         |      |      |          |          |      |          |    |         |
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Explanation of Responses:
(1) Includes shares of common stock beneficially owned as reported in Table II.
(2) Such warrants were issued in connection with the sale of common stock for no additional consideration
(3) The Convertible Debenture was sold at face value.
                                                                             CAPEX, L.P.
                                                                             By its General Partner, RBP, LLC

**Intentional misstatements or omissions of facts constitute Federal         By:  /s/ Jackie M. Hawkey              March 21, 2003
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                --------------------------------  -----------------
                                                                                  **Signature of Reporting Person         Date
Note: File three copies of this form, one of which must be manually signed.      Jackie M. Hawkey, Principal
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMD Number
                                                                                                                      PAGE:  2 OF  2